Exhibit 14.1
Tops Markets, LLC
Code of Ethics
Revised February 22, 2011

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Exhibits

Exhibit A	Code of Ethics Waiver Request Form
Exhibit B	Code of Ethics Trade Membership Disclosure Form
Exhibit C	Code of Ethics Conflict of Interest Disclosure Form
Exhibit D	Code of Ethics Disclosure Form for Gifts, Favors and Contributions to or From Third Parties
Exhibit E	Sales Contest Approval Form

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CERTIFICATE OF ACKNOWLEDGEMENT
I certify that I have read Tops Markets, LLC’s Code of Ethics, that I agree to comply with all of its terms, and that I will complete any necessary disclosure forms required by the Code of Ethics. I agree that I will contact a member of the Ethics Committee should I have any questions or concerns about the Code of Ethics.

Date:

Print Name:

Signature:

Title/Position:

Location or Store Number:

TOPS MARKETS, LLC CODE OF ETHICS
I.	Introduction

Tops Markets, LLC is committed to promoting and sustaining the highest levels of ethical behavior in its workplace and in its relationships with customers, vendors, suppliers, and local communities. Our Company’s success depends upon our reputation for integrity and fairness. Accordingly, the Company has developed this Code of Ethics to explain the standards of behavior that we expect from our associates and people and companies who do business with us. The purpose of the Code is to:

•	Promote honest and ethical conduct, including the appropriate handling of actual or apparent conflicts of interest between personal and professional relationships,

•	Promote compliance with applicable governmental rules and regulations,

•	Provide guidance to associates so that they can recognize and report issues that may have ethical implications,

•	Provide mechanisms to report unethical conduct, and

•	Foster a culture of honesty and accountability and an atmosphere where associates can report their concerns and cooperate fully with investigations without fear of retaliation.

All Store Managers and exempt associates grade 12 and above are required to sign a statement annually certifying compliance with the Code. Compliance with the Code is a term and condition of employment with the Company. Violation of this Code is grounds for disciplinary action, up to and including termination of employment and possible legal action.

II.	Administration of the Code
A.	The Ethics Committee and Associate Awareness Hotline

This Code is administered by Tops Markets Ethics Committee and, with respect to any officer of the Company, the Company’s Board of Directors. The names and telephone numbers of the members of the Ethics Committee and of the Chairman of the Board are listed below. Any questions regarding this Code should be directed to a member of the Ethics Committee.

To report a suspected violation of the Code, an associate may either contact an Ethics Committee member or the Chairman of the Board if the suspected violation is by an officer of the Company, or call the Company’s Associate Awareness Hotline, which is listed below.

Reports of suspected violations should be as detailed as possible in order to assist the Ethics Committee in its investigation. All reports will be treated as confidentially as possible under the circumstances.

ASSOCIATE AWARENESS HOTLINE:	1-800-514-4227

Tops Markets Ethics Committee Members:

Gary S. Matthews, Chairman	(212) 761-4737
Frank Curci, President and Chief Executive Officer	(716) 635-5124
Kevin Darrington, Chief Operating Officer	(716) 635-5170
Jack Barrett, Senior Vice President, Human Resources	(716) 635-5949
Rick Mills, Senior Vice President, Chief Financial Officer	(716) 635-5301
John Persons, Senior Vice President, Operations	(716) 635-5520
Lynne Burgess, Senior Vice President and General Counsel	(716) 635-5614
B.	Non-Retaliation Policy

The Company will not retaliate or permit retaliation against an associate who:
1.	Reports a suspected violation of the Code in good faith;

2.
Files, causes to be filed, testifies, participates in or otherwise assists in proceedings related to alleged violations of any federal or state law or regulation or relating to fraud against the Company;

3.
Provides information, causes information to be provided, or otherwise assists in investigations regarding conduct which the associate reasonably believes to be a violation of any federal or state law or regulation or relating to fraud against the Company.

Any associate who believes that he or she has been retaliated against, or otherwise adversely affected in the employment context as a consequence of taking any of the actions listed in paragraphs 1-3 above should immediately contact a member of the Ethics Committee or a local Human Resource representative.

C.	Disciplinary Measures

The Ethics Committee shall determine appropriate actions to be taken in the event of violations of the Code. Such disciplinary measures shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code.

III.	Core Rules and Principles
A.	Compliance with Applicable Governmental Laws, Rules and Regulations

The Company and all of its associates must comply with all laws, rules and regulations applicable in the state and local jurisdictions where the Company conducts business, including, without limitation, privacy, alcoholic beverage and tobacco products control, antitrust laws and fair competition laws.

B.	Privacy

Many jurisdictions have data protection and privacy laws that affect the collection, use, storage and transfer of personal customer information. The Company’s policy is to strictly abide by these laws. This is a rapidly changing area of the law and you should consult your supervisor or an officer of the Company with any questions.

C.	Alcoholic Beverage and Tobacco Products

The Company requires every associate to strictly comply with all federal, state and local laws governing alcoholic beverages and tobacco products. Numerous state and local laws and regulations govern sales, marketing, advertising and promotions of alcoholic beverages and tobacco products and those laws and regulations change from time to time. It is the responsibility of each associate who is responsible for any aspect of the Company’s purchase, sale or marketing of alcoholic beverages and tobacco products to learn applicable local laws and regulations and comply with all of them. In the event of a conflict between applicable laws (e.g., federal and state laws), associates should comply with the more restrictive provisions, notwithstanding competitive or commercial pressures or custom in the industry.

D.	Antitrust Matters

Compliance with this antitrust policy is the responsibility of each associate, and no deviation is permitted. Any questions regarding the antitrust laws should be referred to your supervisor or to the Senior Vice President, General Counsel.

1.	Relations with Competitors

Associates may not have any discussion or communication with any employee or representative of a competitor concerning past, present or future prices, pricing policies, bids, discounts, promotions, terms or conditions of sale, royalties, choice of suppliers or future locations of stores. In addition, discussions with competitors concerning costs of products, stores or operations are sensitive from an antitrust point of view and should not be engaged in. There may not, under any circumstances, be any agreement, expressed or implied, with a competitor concerning any of these subjects. This includes not only formal agreements, but also
“handshake agreements,” tacit understandings, and informal, “off the record” conversations.

Prices must be determined independently, in light of Company costs, profit objectives, market conditions and competition. While competitive prices should be considered in determining our own prices, they should be obtained only from sources other than competitors, such as publicly available information or our own surveys. No associate may send or receive, directly or indirectly, any price list or information to or from a competitor.

When a competitor is a supplier or customer of the Company, it is permissible to discuss or agree upon prices charged to or by the Company solely in transactions between the Company and the competitor.

2.	Membership in Trade Associations

Trade associations’ membership includes competitors. Therefore, specific procedures must be followed with respect to membership and participation in trade associations. These procedures apply to all associations, whether purchasing, processing, retail or wholesale, and to all memberships, whether paid by the Company or the associate.

a.
All new memberships (including those of new associates who were members at the time of hire), changes in current membership, appointments as officer or director and changes in representative to a trade association or any of its committees require prior approval. Requests should be directed to your supervisor for review, who will then forward the request to the appropriate member of the Ethics Committee or, where applicable, the President/Chief Executive Officer for written approval.

b.
All Company associates who are members of a trade association or any of its committees serve as representatives of the Company and must be familiar with the Company’s policy or position before voting or taking a position on any matter before such organizations.

c.	Approval of the General Counsel of the Company must be obtained before statistical or other information is submitted to a trade association or any of its committees.

d.	All representatives to a trade association or any of its committees are responsible for maintaining a file of minutes and agendas of association meetings.

e.
An associate’s trade association memberships, including offices held must be disclosed on his or her annual Code of Ethics Trade Association Membership Disclosure Form, a copy of which is attached as Exhibit B.

3.	Relations with Customers and Suppliers

As a general rule, the Company is free to select its own customers and suppliers, as long as it does so independently. Any understanding or agreement with an outside party to refrain from doing business with a third party, whether formal or informal, expressed or implied, may violate both the law and Company policy. This does not, however, prevent the exercise of independent judgment based upon business information, such as that provided by customary credit sources.

The General Counsel of the Company must be consulted before the Company refuses to sell to any present or prospective non-retail customer for other than valid credit reasons.

The General Counsel of the Company must be consulted before the Company refuses to buy from a supplier in any instance where a third party has requested or urged such refusal, whether or not the refusal to buy is related to such request or urging. The Chief Executive Officer, the Chairman of the Board and General Counsel must be advised immediately in any situation where litigation is threatened.

4.	Agreements

The Chief Operating Officer of the Company must be consulted before the Company enters into any new distribution, supply or purchase agreement. All agreements must be memorialized in writing and signed by an authorized officer of the Company. Certain agreements require prior approval by the Company’s Board of Directors.

5.	Reciprocity

The Company may sell its products to one of its suppliers, or engage in documented barter transactions, but the sales and purchasing responsibilities of Company personnel should not be related to one another. Each sale and purchasing decision should be made independently and assure the Company’s profits will be maximized. The Company may not base its purchases from any supplier upon that supplier’s purchases from the Company.

6.	Price Discrimination

The Robinson-Patman Act covers direct and indirect price discrimination among suppliers and customers. The Company will provide advice and training to those in buying or wholesaling positions to ensure compliance with the law’s provisions. In addition, special offers and “deals” from suppliers who sell to our competitors which are not generally available to all customers of that supplier should be reviewed by the Company’s legal counsel before they are agreed to by the Company.

E.	Conflicts of Interest

Associates should avoid any situation that may involve, or may appear to involve, a conflict between their personal interests and the interests of the Company. In dealings with current or potential suppliers, vendors, contractors, and competitors, each associate should act in the best interest of the Company, to the exclusion of personal advantage.

While it would be impossible to describe every situation in which a conflict of interest might arise, set forth below some examples where a conflict, if not disclosed, would likely arise. Disclosure of actual or apparent conflicts as soon as possible is the single most important step an associate can take to comply with this Code. The Company’s “Conflict of Interest Disclosure Form” is attached as Exhibit C to this document. The Ethics Committee members are subject to a Code of Ethics for CEO and Senior Executives in addition to this Code of Ethics.

Examples of Conflicts of Interest
•
Unless disclosed to and approved by the Ethics Committee, no associate or member of an associate’s family (defined for these purposes as immediate family member, including step-family, in-law, or any person regularly residing in the associate’s home) may have a significant financial interest in, or obligation to, any outside enterprise which:

a.	Competes with the Company;

b.	Sells services, goods or other property to the Company;

c.	Purchases services, goods, or other property from the Company and/or rents or leases property to or from the Company;

d.	Purchases goods from or sells goods to one of the Company’s suppliers and is in a position to influence any decision by the Company with respect to such supplier.
•
Unless disclosed to and approved by the Ethics Committee, no associate may purchase, on the Company’s behalf, any products, goods, or services from a family member or from a company controlled or managed by a family member.

•
Associates may purchase, on the Company’s behalf, products, goods, or services from a family member of another associate, provided that such purchases are disclosed and approved in advance by the Ethics Committee. It is the responsibility of the associate whose family member seeks to deal with the Company to make the appropriate disclosures.

•	Unless disclosed to and approved by the Ethics Committee, no associate shall use any Company property or information for personal gain.

•	No associate shall compete directly with the Company or work for a competitor of the Company while employed by the Company.

•
No associate shall divert a business opportunity from the Company for his or her own benefit or for the benefit of a family member. If an associate becomes aware of an opportunity to acquire or profit from a business venture or investment in which the Company is involved, or is likely to become involved, the associate must disclose the relevant facts to the Ethics Committee and defer any involvement in the venture until receiving approval from the Ethics Committee.

Failure to disclose an actual or perceived conflict of interest is a violation of the Code and could result in disciplinary action, up to and including immediate termination of employment. A Conflict of Interest Disclosure Form is attached to the Code as Exhibit C. It must be completed annually, when the Code is distributed for signature, and whenever an actual or perceived conflict of interest arises during the year. Conflict of Interest Disclosure Forms should be sent to the Ethics Committee for review and approval.

F.	Fair Dealing with Associates, Customers, Suppliers, and Competitors: Gifts, Contributions, and Payments

The Company does not seek to gain any advantage through the improper use of favors, gifts, or other inducements. Good judgment and moderation must be exercised to avoid misrepresentation and to maintain the excellent business reputation for which our Company and our associates strive. Where disclosure is required under the following provisions, associates should use the Company’s Ethics Disclosure Form. A copy of the Ethics Disclosure Form is attached as Exhibit D.

1.	Bribes and Kickbacks

Offering, giving, soliciting, or receiving any form of bribe or kickback (i.e., any monetary or other compensation given in exchange for doing business) is strictly forbidden. If any third party attempts to offer a bribe or kickback to any associate, the offer must be refused and that associate must immediately disclose such offer to the Ethics Committee.

2.	Political Activity and Contributions

Corporate political activity is regulated by federal, state and local laws. Violations of these laws carry civil and criminal penalties. Therefore, it is important that associates pay careful attention to the Company’s and their own legal and ethical obligations when engaging in political activity.

It is the Company’s policy to refrain from making contributions to political candidates and political parties, except as permitted by applicable laws and authorized by its Board of Directors. The Company name, Company funds and Company facilities shall not be used directly or indirectly for political purposes on behalf of candidates for political office, political parties or elected incumbent office holders at any level, federal, state or local, except as permitted by law and this policy.

Associates are encouraged to vote and participate fully in the political process. Associate participation in non-Company political activity is encouraged, but must be done on an associate’s own time and at the associate’s own expense.

The Company will not reimburse associates for contributions to political candidates or causes.

The Company may, from time to time, distribute memos or sponsor activities to bring political and public policy issues to the attention of associates. These activities may include participation by public officials or candidates for public office. Any such activities by the Company shall be for the purpose of encouraging associate participation in the public policy dialogue and shall not constitute endorsement of any particular candidate, officeholder or political party. Equal opportunity will be afforded all opposing candidates and political parties.

To ensure compliance with applicable political activity laws, all Company political communications and activities must be approved in advance by the Chairman of the Board.

Nothing in this policy shall prohibit the Company from sponsoring a political action committee. Participation in any such political action committee by associates would be strictly voluntary and has no effect on employment with the Company.

3.	Lobbying

The Company may conduct lobbying activities. There are laws and regulations governing lobbying activity at the federal, state and local levels. In some instances, the Company as well as individual associates may be required to register as lobbyists and file written reports of lobbying activities. To ensure compliance with all legal and regulatory requirements, all lobbying activities must be approved in advance by the Chairman of the Board.

4.	Payments to Supplier, Vendors, and Other Third Parties

Payments to third parties made for the purpose of transacting Company business are permitted to the extent that such payments are commensurate with the goods or services offered by the third party. These payments must not violate any laws of the United States or the country in which such payment is made. All payments must be properly recorded on the corporate books.

5.	Giving Gifts to Suppliers, Vendors and Other Third Parties

Gifts and other gratuities, personal favors, or benefits provided to third parties from corporate funds or other corporate assets are prohibited. Where lawful and appropriate, items of nominal value (i.e., calendars or office supplies worth less than $25) and reasonable, business-related expenses (i.e., meals) are acceptable if disclosed on the Company’s Ethics Disclosure Form.

Gifts of any kind or amount to government officials are absolutely forbidden. Government officials include associates of governmental agencies and authorities (i.e., county hospitals, state universities and similar institutions).

6.	Receiving Gifts or Other Items of Value from Third Parties

The receipt of gifts or other items of value from outside vendors or third parties with current or desired business relationship with the Company is generally discouraged. This section outlines when it is appropriate to accept gifts, when disclosure of such gifts must be made, and when it is necessary to seek prior written approval before accepting gifts. When in doubt, always seek prior approval, by submitting an Ethics Disclosure Form, before accepting any gift in the business context.

a.	Attending an Event with a Vendor/Supplier Representative Present

An associate and members of his or her immediate family may attend an event (such as a meal, sporting event, concert, charity function) as the guest of a vendor or supplier so long as a representative of the supplier or vendor is present. Local transportation may be accepted in connection with such an event. Associates must disclose their attendance at all such events on an Ethics Disclosure Form within two days prior to the event.

Example: A local vendor invites a grocery buyer and his/her spouse to attend a Sabres game. The associate may accept the invitation so long as the vendor attends the game with the associate. The associate is required to submit an Ethics Disclosure Form within two days prior to the game.

b.	Attending an Event without a Vendor/Supplier Representative Present

If a vendor or supplier representative is not present at the event, an associate may accept tickets to the event only if the associate pays the greater of the face value or the actual cost of the ticket. Associates must disclose their attendance at all such events on an Ethics Disclosure Form within two days prior to the event.

Example: A local vendor offers a grocery buyer one ticket to a Buffalo Bills game. The face value of the ticket is $75, but the vendor paid $100 for the ticket. The vendor will not attend the game. The grocery buyer may accept the ticket if he or she pays the vendor $100 and submits an Ethics Disclosure Form within two days prior to the event.

c.	Overnight Trips or Events of Significant Value

An associate who wishes to attend any vendor-sponsored events involving an overnight stay, plane travel, or other significant expense must:
1.	Receive prior approval from the Ethics Committee or, in the case of an officer of the Company, the Chairman of the Board, and

2.	Within 15 days prior to the event, provide written disclosure on an Ethics Disclosure Form.
Approval of such events will require the judgment that the associate’s attendance provides a value or benefit to the Company.

Example: A national vendor invites the Senior Vice President of Operations to attend a special presentation of the vendor’s new products. The presentation will occur over the course of two days in Aspen, Colorado. Prior to accepting the invitation, the Senior Vice President must obtain written permission from the Chairman of the Board, explaining how his or her attendance will provide value to the Company. The associate must also submit an Ethics Disclosure Form within 15 days prior to the event.

d.	Gifts
1.	Gifts to Associates

Except as set forth below, associates may not accept any gifts from vendors or third parties. If a gift is received, the associate must:
a.	Return it;

b.	Donate it to charity; or

c.	Keep it and donate the dollar value of the gift to charity.

If the gift is a food item and capable of being shared, then the food may be placed in a common area so that many associates may enjoy it. If the gift received is a calendar or other type of office supply of nominal value (less than $25), the associate may keep the gift and is not required to disclose receipt or take any further steps. Any gifts received with a value in excess of $25 must be disclosed on an Ethics Disclosure Form within 15 days of receipt.

Example: A vendor sends a fleece jacket with the vendor’s logo to a buyer in the meat department. The buyer must return the jacket, donate the jacket to charity, or keep the jacket and donate the fair market value of the jacket to charity. The buyer must complete an Ethics Disclosure Form indicating receipt and disposition of the gift within 15 days.

Example: A seafood vendor sends an associate a memo pad with the vendor’s logo. The associate may keep the memo pad and does not have to disclose receipt of it.

2.	Gifts Received at Trade Shows or Conferences

An associate may accept gifts of nominal value (less than $25) that are distributed at trade shows and conferences. If the value of a gift received at a trade show exceeds $25, receipt of the gift must be disclosed within 15 days on an Ethics Disclosure Form.

3.	Gifts that Acknowledge Personal Events (Weddings, Funerals, Convalescence, etc.)

If an associate has a personal friendship with a vendor or third party doing business with the Company, and that associate invites the vendor or third party to a private event where the giving of gifts is customary (such as a wedding, birthday party, bar/bat mitzvah), the receipt of a reasonable gift in connection with such event is appropriate so long as it is disclosed on an Ethics Disclosure Form within 15 days. Associates who receive modest gifts (fruit basket, flowers, books) in connection with convalescence or a family funeral may accept such gifts without disclosing them.

e.	Sales Contests, Incentives and Prizes

The Chief Executive Officer may approve the use of sales contests or other incentives and prizes for the Company’s associates for incentives and prizes having a value up to $3,000. The Company’s Board of Directors will have the opportunity to approve the use of sales contests or other incentives and prizes having a value in excess of $3,000. Any program of this type must be approved in advance by the Ethics Committee and the Company’s legal counsel to ensure that the contest complies with applicable laws. A “Sales Contest Approval Form” is attached as Exhibit E to this document. An associate winning any item of value under this section is required to acknowledge the fair market value of the prize and pay any required tax on the prize.

Incentives earned by merchandising associates from suppliers based on volume purchases, sales or other criteria are property of the Company. Incentives should be converted to cash and credited to the Company whenever possible; otherwise, the incentives must be used for Company contests or drawings or donated to charity.

f.	Samples

Samples received from vendors are property of the Company and must be:
1.	Consumed or used by associates for the purposes of sampling/testing the product;

2.	When appropriate, sent to the stores for sale;

3.	Sold in sample sales; or

4.	Donated to charity.
g.	Personal Purchases of Goods and Services from Vendors

If an associate purchases a good or product from a vendor for personal use, the associate must pay the standard wholesale price directly to the vendor. The purchase must be disclosed on the Ethics Disclosure Form. An associate may only purchase a good or product from a vendor if that vendor routinely accepts personal orders; an associate may not use corporate accounts or set up an account using the Company’s name in order to make personal purchases.

If an associate purchases services from a Company vendor (i.e., accounting, legal, construction), the associate must pay a price no lower than the customary rate paid by the Company. The purchase must be disclosed on an Ethics Disclosure Form.

G.	Use and Protection of Company Assets

Proper protection and use of Company assets, including proprietary and confidential information, is a fundamental responsibility of every associate. Company assets are to be used only for the legitimate business purposes of the Company and only by authorized associates or their designees.

1.	Electronic Communication and Information Security

The use of all electronic communications and computer systems, and the information security concerns attendant to those systems, are governed by the Tops Electronic Communications and Information Security Policy. Electronic communications include but are not limited to electronic mail, voice mail, the Internet, electronic paging, and telephonic communications systems, as well as any communication over the Company’s computer system, including personal computers, laptop computers, personal data assistants (such as Palm Pilots or Blackberries), printers, scanners, modems, and fax machines.

2.	Confidential Information

Information about the Company’s activities, strategies, plans, and other financial and business data is proprietary. Such confidential information includes all non public information that might be of use to the Company’s competitors, or harmful to the Company or the Company’s customers, if disclosed. The Company’s confidential and proprietary information and data are important corporate assets in the operation of its business, and the Company prohibits the use or disclosure of this information, except when disclosure is authorized or legally mandated. Associates must be careful not to disclose such information to unauthorized persons (i.e., persons who do not have a business need to know such information), either inside or outside the Company, and must exercise care to protect the confidentiality of such information received from any other party.

3.	Records Management

All data, files, and records that concern the Company’s business are property of the Company. The Company may review these documents at any time, with or without prior notice. All documents should be maintained in accordance with Tops Document Retention Policy. The Company prohibits any associate from:

•
Altering, destroying, mutilating, concealing, covering up, or falsifying any record, document, or tangible object with the intent to impede, obstruct, or interfere with any pending or likely government investigation or other proceeding;

•
Assisting or encouraging the Company’s independent accountant in destroying corporate audit records, such as workpapers, documents that form the basis of an audit or review, memoranda, correspondence, communications, other documents, and records (including electronic records) that are created, sent or received in connection with an audit or review and contain conclusions, opinions, analyses, or financial data relating to such audit or review.

4.	Recording Transactions

The Company seeks to maintain a high standard of accuracy and completeness in its financial records. These records serve as the basis for managing the Company’s business, for measuring and fulfilling its obligations to associates, customers, suppliers and vendors, and for compliance with tax and financial reporting requirements. These records are available for inspection by management and auditors at all times.

In the preparation and maintenance of records and to ensure the effectiveness of the Company’s internal controls over financial reporting, all associates must:
•	Make and keep books, invoices, records and accounts that accurately and fairly reflect the financial transactions of the Company;

•	Maintain accurate records of transactions, time reports, expense accounts and other financial records;

•	Comply with generally accepted accounting practices and principles;

•	Promptly and accurately record and properly document all accounting entries;

•
Comply with the system of internal controls over financial reporting devised, implemented and maintained by the Company to provide reasonable assurances that financial transactions are properly authorized, executed, recorded, processed, summarized and reported;

•
Report to the Company’s Chief Financial Officer or member of the Ethics Committee any significant deficiencies or material weaknesses, including corrective actions, in the design or material weaknesses, in the design or operation of the Company’s internal controls over financial reporting, which could adversely affect the Company’s ability to record, process, summarize and report financial data;

•	Report to the Company’s Chief Financial Officer or member of Ethics Committee any concerns regarding questionable accounting or auditing matters; and

•	Report to the Company’s Chief Financial Officer or member of Ethics Committee any fraud involving management or any other associates.
Associates of the Company may not:
•	Intentionally distort or disguise the true nature of any transaction in recording and documenting accounting entries;

•	Make a representation, either in a document or in oral communication, that is not fully accurate; or
•	Establish any undisclosed or unrecorded funds or assets for any purpose.

Questions regarding this policy should be addressed to the Ethics Committee. Associates of the Company are encouraged to submit any concerns or complaints regarding accounting, internal accounting controls or auditing matters to the Company’s Associate Awareness Hotline or to any member of the Tops Ethics Committee.

5.	Corporate Loans and Advances

The Company shall not make loans or advances to associates other than advances for business travel in the ordinary course of business.
H.	Insider Trading Policy

Insider trading is governed by the Company’s Insider Trading Policy.

Federal securities laws prohibit trading in the securities of the Company while in possession of material non-public information. That is information that has not been generally disclosed and that a reasonable investor is likely to consider important in determining whether to trade in Company securities. It is also generally unlawful to transmit this type of information to others who may trade on the information.

In addition, certain associates are prohibited from trading in Company securities during specified “closed window” periods, even if they do not possess material non-public information. These are: executive officers, members of the Tops Leadership Team and all associates who work in the finance organization.

IV.	Amendment, Modification, Waiver, and Termination of Provisions of the Code

The Company may, from time to time, amend, modify, waive or terminate the provisions of this Code. Any material amendments or modifications to the Code will be communicated to associates as soon as administratively possible.

Any associate seeking a waiver of a provision of the Code must make an application for such waiver to the Ethics Committee and receive notice that the waiver was granted prior to taking the restricted action. A “Waiver Request” form is attached as Exhibit A. Any officer seeking a waiver of a provision of the Code must make application to the Chairman of the Board and receive notice that the waiver was granted prior to taking the restricted action. Waivers will not normally be granted after the fact for actions already taken.

Where required by law or regulation, the Company will report amendments and modifications to its associates. Changes will be posted on the Company’s website, www.topsmarkets.com.

Exhibit A
CODE OF ETHICS WAIVER REQUEST FORM

Date:
Name of Associate:
Title of Associate:
Supervisor:

Code of Ethics Provision from which a waiver is sought:

Reasons for Waiver Request (attach additional sheets as necessary:

To be completed by Tops Ethics Committee:1

Waiver Request was Granted/Denied on

(Date)
Additional Explanation, if needed:

[1]	The Ethics Committee must keep one copy of the completed form and return the original to the associate.

Exhibit B
CODE OF ETHICS TRADE MEMBERSHIP DISCLOSURE FORM

Date:
Name of Associate:
Title of Associate:
Supervisor:

List all trade associations in which you are a member:

If you are an officer or director or hold any leadership position in any trade association, please list such position(s) below:

Exhibit C
CODE OF ETHICS CONFLICT OF INTEREST DISCLOSURE FORM 1

Date:
Name of Associate:
Title of Associate:
Supervisor:

1.
If during the past twelve months or since the beginning of your employment with the Company, if that is a shorter period, you or any member of your family (defined for these purposes as immediate family member, including step family, in-law, or any person regularly residing in your home) has had any financial interest in or obligation to any outside enterprise which:

a.	Competes with the Company;

b.	Sells services, goods, or other property to the Company;

c.	Purchases services, goods, or other property from the Company and/or rents or leases property to or from the Company;

d.	Purchases goods from or sells goods to one of the Company’s suppliers and is in a position to influence any decision by the Company with respect to such supplier;

Please describe the details of such arrangement, including, where relevant, the name and position of the family member, and the nature of the relationship between you and/or your family member and the outside enterprise, (attach additional sheets as needed):

[1]	The Associate should keep one copy of this form and submit the original to the Ethics Committee.

Exhibit D
CODE OF ETHICS DISCLOSURE FORM: GIFTS, FAVORS AND
CONTRIBUTIONS TO OR FROM THIRD PARTIES

Date:
Name of Associate:
Title of Associate:
Supervisor:

TO:           Ethic Committee

Vendor Name:

Activity Type:	☐	Meal	☐	Event	☐	Trip	☐	Gift

Activity Date:
Notification Date:
Event/Trip Description:
(e.g. Dinner, Sporting Event,
Cultural Event, etc.)

Benefit to Company:
Meal:
Gift:
Date Returned/Donated:
Donated to Whom:

Was Pre-Approval Required:	☐	Yes	☐	No

Who Approved:
Manager Approval:
Action Taken:

Exhibit E
SALES CONTEST APPROVAL FORM

Date:

Supplier Sponsor:

Date and Duration of Contest:

If an annual or periodic contest, the date the contest started:

Benefit to Company:

Supplier Investment in Contest:

List of Prizes and Estimated Value of Each Prize:

What Company Resources will need to be devoted to this Contest?

Description of Process and Contest Rules:

Method of Choosing Contest Winner:

List of Judges:

Approvals Received:

Department Vice President:
Company Officer:
Legal Department:

Any associate who wins prizes as part of this Contest must be given written notification of the fair market value of the prize and must pay income tax on the value of the prize.